EXHIBIT 99

                  PRESS RELEASE OF GREAT PEE DEE BANCORP, INC.

FOR IMMEDIATE RELEASE

April 13, 2005

Great Pee Dee Bancorp, Inc., Announces Earnings and Cash Dividend

Cheraw, SC-April 13, 2005-Herbert W. Watts, President and CEO of Great Pee Dee Bancorp, Inc., (NASDAQ: PEDE) announced today that the Board of Directors has declared a quarterly cash dividend in the amount of $.16 per share for the quarter ended March 31, 2005. This dividend is payable on May 12, 2005 to shareholders of record as of April 28, 2005.

Earnings for the quarter ended March 31, 2005 were $287,410 or $.17 per diluted share, compared to $325,566, or $.19 per diluted share for the quarter ended March 31, 2004. Net income for the quarter the previous year included a gain of $102,000 (net of taxes) on security sales, plus increased expenses of $40,000 associated with Sentry Bank and Trust's move into its new home office. Net income for the nine month period ended March 31, 2005 was $901,221 or $ .52 per diluted share, compared to $956,000 or $.56 per diluted share for the same period last year. Total assets increased 22%, from $157 million at March 31, 2004, to $192 million at March 31, 2005. In addition, total loans grew 23% to $143 million over the past twelve months, and deposits grew to $137 million.

Great Pee Dee Bancorp, Inc. has as its sole subsidiary, Sentry Bank and Trust of Cheraw and Florence, a $191 million savings bank which has served the Pee Dee area since 1935. The company's stock trades on the NASDAQ market under the symbol "PEDE".



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

                                                Great Pee Dee Bancorp
                                                Summary of Operations
                                        (000's omitted except per share data)

                            Three months      Three months          Nine months       Nine months
                                ended             ended                ended             ended
                           March 31, 2005     March 31, 2004      March 31, 2005    March 31, 2004
                           --------------     --------------      --------------    --------------
                            (unaudited)                             (unaudited)

      Interest Income           $2,393            $2,098                6,578             6,283

     Interest Expense            1067               777                 2,719             2,357

    Net Interest Income          1,326             1,321                3,859             3,926

  Provision for Loan Loss         32                75                    56               375

    Net after provision          1,294             1,246                3,803             3,551

    Non-interest income           358               354                  1157              840

   Non-interest expense          1204              1101                 3,553             2,890

     Income before tax            448               499                 1,407             1,501

       Income taxes               161               173                  506               545

        Net Income                287               326                  901               956

   Net Income per share
           Basic                 $0.17             $0.19                $0.53             $0.57
          Diluted                0.17              0.19                  0.52             0.56



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                                            Great Pee Dee Bancorp
                                           End of Period Balances
                                    (000's omitted except per share data)



                            March 31, 2005     June 30, 2004     March 31,2004
                            --------------     -------------     -------------
                             (unaudited)
                             -----------

           Assets              $192,032          $156,355           $156,918

         Loans, Net            142,743            115,603           116,776

  Allowance for Loan Loss       1,472              1,532             1,550

          Deposits             136,731            108,945           108,967

     Shareholder Equity         26,041            26,051             26,458





          Contact:

   Great Pee Dee Bancorp
      Herbert W. Watts
        843-537-7656